EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-268507 and Form S-3 No. 333-268508) of FTAI Infrastructure Inc. and in the related Prospectus of our reports dated March 13, 2025, with respect to the consolidated and combined consolidated financial statements of FTAI Infrastructure Inc. and the effectiveness of internal control over financial reporting of FTAI Infrastructure Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2024.

/s/ Ernst & Young LLP

New York, New York
March 13, 2025